Exhibit (a)(30)

E-MAIL SENT TO BLOCKBUSTER INC. EMPLOYEES THAT ARE SUBJECT TO PRECLEARANCE PROCEDURES FOR TRADING IN BLOCKBUSTER INC. SECURITIES

DATE: NOVEMBER 16, 2004

In connection with the options exchange offer, attached are two emails that have previously been sent to you that impact your election. The first memo is the quarterly pre-clearance reminder, which indicates that the pre-clearance window will close this Friday, November 19th. The second memo is a reminder that, should you elect option one in your election tender form (pursuant to which EquiServe would automatically sell enough of your unrestricted shares to pay your tax or other withholding obligations at vesting), you need to pre-clear such election. Unless you are pre-cleared, you will not be able to sell your shares to pay taxes. Please be reminded that pre-clearances are day-to-day. Therefore, if you do not make your EquiServe election on the date you receive pre-clearance, you will be required to make another pre-clearance request. Although our pre-clearance policy does not prohibit pre-clearance outside of a window, you are most likely to be pre-cleared during a window.

In sum, if you desire to use shares to pay taxes, to avoid the risk that you may not be pre-cleared, you should both pre-clear and make your EquiServe election by this Friday. Under U.S. securities laws, option one has been offered to you as a method for minimizing insider trading risks. Therefore, although you technically could withdraw your election to use shares to pay taxes, you are strongly advised to consult your personal counsel before making such a withdrawal.

Email from Ed Stead (through Corporate Communications) Oct. 27

Unless you are otherwise notified, the next trading window will run from Friday, Oct. 29, 2004 through Friday, Nov. 19, 2004. The first attachment is being distributed to notify you or remind you that you are subject to Blockbuster’s pre-clearance policy with respect to any proposed trades. The second attachment is to remind you of the general restrictions on insider trading that, of course, always apply. Please note, however, that some of the provisions described in the attached e-mails apply to you specifically due to your position with the Company. Do not forward this e-mail on to other employees. If you or any of your colleagues have questions regarding the rules and regulations relating to the trading of Blockbuster securities, please contact Marilyn Post at 214-854-4059.

Email from Ed Stead (through Corporate Communications) Nov. 9th

If you hold Blockbuster stock options, you will be receiving tender offer materials in the near future relating to your ability to exchange your stock options for either restricted stock or restricted stock units. Should you decide to surrender your stock options in exchange for restricted stock or restricted stock units, you will owe tax at each of three successive vesting dates (i.e., the date upon which you are able to exercise full rights of ownership without restriction). The first vesting date will occur during 2004. Therefore, if you surrender your stock options, you will be required to make an election regarding how you will satisfy your tax or other withholding obligations when they come due. You may elect to satisfy your tax or other withholding obligations either by:

(a) remitting a check in the amount of your tax or other withholding obligations to your local Blockbuster payroll representative within four (4) business days after the date of vesting (nine (9) business days in the case of international employees receiving restricted share units); or

(b) instructing EquiServe, the exchange agent, to automatically sell such number of shares of vested restricted stock (or shares underlying vested restricted stock units) as is necessary to obtain adequate proceeds to cover your tax and/or other withholding obligations (net of sales commissions).

Please be advised that, if you elect option (b) above, this election will require pre-clearance because it involves a sale of Blockbuster securities.

Please call Marilyn Post at 214-854-4059 if you have any questions.

ATTACHMENT TO E-MAIL SENT TO BLOCKBUSTER INC. EMPLOYEES THAT ARE SUBJECT TO PRECLEARANCE PROCEDURES FOR TRADING IN BLOCKBUSTER INC. SECURITIES

M e m o r a n d u m

To:	Distribution

From:	Ed Stead, Executive Vice President & General Counsel

Date:	October 27, 2004

Subject:	Trading in Blockbuster Inc. Securities, Preclearance

As you know, United States securities laws contain rules regulating the purchase and sale of securities. A memo has been circulated to all Blockbuster employees detailing Blockbuster’s policy regarding trading on inside information. A copy is also attached. That policy applies to each of us, and each director and employee of Blockbuster is ultimately responsible for his or her own investment decisions and compliance with the securities laws and these rules. Nevertheless, it is Blockbuster policy that, based on your position with the Company, you must preclear all transactions in Blockbuster securities. You may do this by contacting either Marilyn Post (214/854-4059) or me (214/854-3499) with details of your proposed transaction.

We are most likely to preclear a transaction during a “window period” during each quarter beginning at the opening of trading on the second (2nd) business day after the day on which Blockbuster issues the preceding quarter’s earnings release and ending at the close of trading on the seventeenth (17th) business day after the issuance of the earnings release.

Transactions to be precleared include any purchase or sale of Blockbuster stock in the open market, the exercise of any Blockbuster stock options and the sale of the underlying securities, as well as any transfers of funds in or out of an account in the Blockbuster 401(k) and Excess 401(k) plans that are invested in Blockbuster common stock. Transactions by members of your immediate family, trusts of which you are either a trustee, settlor or beneficiary or members of your family are beneficiaries, and partnerships or closely held corporations in which you have an interest may be attributable to you, so please discuss these transactions with us first.

Advising us is important because there may be a mandatory filing requirement, and to avoid your engaging in transactions in Blockbuster securities when you might be deemed to have inside information (whether or not you actually have such inside information). There also may be liability under certain circumstances for short-swing “profit” recovery for

Blockbuster Inc.

Renaissance Tower

1201 Elm Street

Dallas, TX 75270

(214) 854-3000

October 27, 2004

purchases and sales of Blockbuster securities made during any six-month period. “Profit” is as defined by the law.

Obviously, you should never trade when you are in possession of material non-public information.

Some directors and officers also have preclearance obligations to Viacom with regard to trading in Viacom securities.

If you have any questions, please do not hesitate to call Marilyn (214/854-4059) or me (214/854-3499).

Thank you for your cooperation.

Attachment

ATTACHMENT TO E-MAIL SENT TO BLOCKBUSTER INC. EMPLOYEES THAT ARE SUBJECT TO PRECLEARANCE PROCEDURES FOR TRADING IN BLOCKBUSTER INC. SECURITIES

M e m o r a n d u m

To:	Blockbuster Employees

From:	Ed Stead, Executive Vice President & General Counsel

Date:	October 27, 2004

Subject:	Blockbuster Inc. Confidentiality, Prohibitions Against Trading on Inside Information and Disclosures

Please read the following statement of Blockbuster’s policies regarding information disclosure, confidentiality and prohibitions against trading on inside information. These policies apply to us regarding Viacom information and securities, in addition to being applicable for Blockbuster information and securities.

Any questions concerning interpretation of these policies should be referred to the Blockbuster lawyer responsible for advice to your particular business unit, Marilyn Post or me.

Confidentiality

All internal information concerning Blockbuster and any other corporation or business about which Blockbuster employees obtain information must be kept strictly confidential and should not be discussed with anyone except to the extent necessary in the conduct of the Blockbuster business. Such information also should not be discussed with anyone under circumstances where it could be overheard in public or over open airways, including cellular phones. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information. The unauthorized disclosure of such information could result in serious injury to Blockbuster whether the disclosure is made for the purpose of improper securities trading, for any other purpose, or as a result of negligence.

Prohibitions Against Trading On or Tipping Inside Information

The securities laws prohibit the use of material inside information by any person in purchasing or selling securities. They also prohibit the communication of inside information to any other person for use in purchasing or selling securities. Material inside information concerning Blockbuster or any other corporation may not, directly or indirectly, be used by employees in purchasing or selling any securities. In addition, such information must not

Blockbuster Inc.

Renaissance Tower

1201 Elm Street

Dallas, TX 75270

(214) 854-3000

October 27, 2004

be communicated to anyone except as is necessary to the conduct of Blockbuster’s business.

A determination as to whether information is “material” or “inside” depends on all of the relevant facts and circumstances.

An employee should consider “material information” to be any information that a reasonable investor would consider important in determining whether to buy, sell or hold securities. Such information includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger, acquisition or divestiture proposals or agreements, major litigation, significant product news and senior management developments.

“Inside information” is material information that has not been effectively brought to the attention of the investing public. To avoid uncertainty, information should be viewed as having been effectively publicized only after it has been released to the public through Blockbuster’s public filings, wire services, tickers or newspapers and a reasonable period of time has been afforded to enable the public to evaluate the information.

Certain officers of Blockbuster are required to buy or sell Blockbuster securities only during particular “windows” following the release of Blockbuster’s quarterly earnings and to clear all trading with the Blockbuster General Counsel in advance (preclearance requirement). In addition to the prohibition on trading on inside information and the preclearance requirement, there are limitations on trading within window periods. That is, even during a window period, no trading is permitted if an employee is in possession of material inside information.

Disclosure

Proper corporate disclosure of information is important to good corporate governance for investors. It is also important to Blockbuster. Disclosures to the public of confidential or material information will be made only by Blockbuster authorized means which may include press release, report to the Securities and Exchange Commission or communication to shareholders as appropriate under the circumstances. Corporate disclosure of Blockbuster’s strategies, transactions, and financial performance as well as any internal matters is only to be made through designated spokespersons. All inquiries from the financial community or the media about Blockbuster business must be immediately referred and reported to Investor Relations and Corporate Communications, respectively, for appropriate handling.